               UNITED STATES                        ----------------------------
    SECURITIES AND EXCHANGE COMMISSION                       OMB APPROVAL
          Washington, D.C.  20549                   ----------------------------
                                                    OMB Number:        3235-0360
                FORM N-17f-2                        Expires:
                                                    Estimated average burden
Certificate of Accounting of Securities and         hours per response      0.05
    Similar Investments in the Custody of           ----------------------------
       Management Investment Companies

  Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

-----------------------------------------------------------------------------------------
1. INVESTMENT COMPANY ACT FILE NUMBER:             DATE EXAMINATION COMPLETED:
                                                   July 30, 1999
811-05430                                          August 31, 1999
-------------------------------------------------------------------------------------------
2. STATE IDENTIFICATION NUMBER: See Attachment A
-------------------------------------------------------------------------------------------
AL   None       AK   Attach.    AZ   Attach.    AR   Attach.    CA   Attach.   CO   Attach.
-------------------------------------------------------------------------------------------
CT   Attach.    DE   None       DC   None       FL   Attach.    GA   Attach.   HI   None
-------------------------------------------------------------------------------------------
ID   Attach.    IL   Attach.    IN   Attach.    IA   Attach.    KS   Attach.   KY   Attach.
-------------------------------------------------------------------------------------------
LA   Attach.    ME   Attach.    MD   Attach.    MA   None       MI   Attach.   MN   Attach.
-------------------------------------------------------------------------------------------
MS   Attach.    MO   Attach.    MT   Attach.    NE   Attach.    NV   None      NH   None
-------------------------------------------------------------------------------------------
NJ   None       NM   Attach.    NY   Attach.    NC   Attach.    ND   Attach.   OH   Attach.
-------------------------------------------------------------------------------------------
OK   Attach.    OR   Attach.    PA   Attach.    RI   None       SC   Attach.   SD   Attach.
-------------------------------------------------------------------------------------------
TN   Attach.    TX   Attach.    UT   Attach.    VT   Attach.    VA   Attach.   WA   Attach.
-------------------------------------------------------------------------------------------
WV   Attach.    WI   Attach.    WY   Attach.    PR   Attach.
-----------------------------------------------------------------------------------------
Other (specify):
-----------------------------------------------------------------------------------------
3. EXACT NAME OF INVESTMENT COMPANY AS SPECIFIED IN REGISTRATION STATEMENT:

          SSgA Funds
------------------------------------------------------------------------------
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (NUMBER, STREET, CITY, STATE, ZIP CODE):

          909 A Street, Tacoma, WA 98402
------------------------------------------------------------------------------

INSTRUCTIONS:

This Form must be completed by investment companies that have custody of securities or similar investments.


INVESTMENT COMPANY:

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT:

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                  SSgA FUNDS
                                 ATTACHMENT A
                                TO FORM N-17F-2
                          July 30 and August 31, 1999


------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Alabama                Money Market (A,B,C)                    None
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
------------------------------------------------------------------------------------
                       Yield Plus                              None
------------------------------------------------------------------------------------
                       S&P 500 Index                           None
------------------------------------------------------------------------------------
                       Small Cap                               None
------------------------------------------------------------------------------------
                       Matrix Equity                           None
------------------------------------------------------------------------------------
                       US Treasury Money Market                None
------------------------------------------------------------------------------------
                       Intermediate                            None
------------------------------------------------------------------------------------
                       Growth and Income                       None
------------------------------------------------------------------------------------
                       Prime Money Market                      None
------------------------------------------------------------------------------------
                       Emerging Markets                        None
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
------------------------------------------------------------------------------------
                       Active International                    None
------------------------------------------------------------------------------------
                       Bond Market                             None
------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
------------------------------------------------------------------------------------
                       High Yield Bond                         None
------------------------------------------------------------------------------------
                       International Growth Opportunities      None
------------------------------------------------------------------------------------
                       Real Estate Equity                      None
------------------------------------------------------------------------------------
                       Special Equity                          None
------------------------------------------------------------------------------------
                       Aggressive Equity                       None
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Alaska                 Money Market (A,B,C)                    99-02386
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           98-04135
------------------------------------------------------------------------------------
                       Yield Plus                              99-01103
------------------------------------------------------------------------------------
                       S&P 500 Index                           99-02387
------------------------------------------------------------------------------------
                       Small Cap                               97-02038
------------------------------------------------------------------------------------
                       Matrix Equity                           99-02388
------------------------------------------------------------------------------------
                       US Treasury Money Market                99-02385
------------------------------------------------------------------------------------
                       Intermediate                            98-00296
------------------------------------------------------------------------------------
                       Growth and Income                       98-00295
------------------------------------------------------------------------------------
                       Prime Money Market                      98-02592
------------------------------------------------------------------------------------
                       Emerging Markets                        98-02951
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           97-00392
------------------------------------------------------------------------------------
                       Active International                    97-03182
------------------------------------------------------------------------------------
                       Bond Market                             98-02593
------------------------------------------------------------------------------------
                       Life Solutions Growth                   99-03693
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 99-03694
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        99-03692
------------------------------------------------------------------------------------
                       High Yield Bond                         98-03693
------------------------------------------------------------------------------------
                       International Growth Opportunities      98-03690
------------------------------------------------------------------------------------
                       Real Estate Equity                      98-03692
------------------------------------------------------------------------------------
                       Special Equity                          98-03691
------------------------------------------------------------------------------------
                       Aggressive Equity                       99-01557
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         99-03734
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Arizona                Money Market - Class A                 S-0032725-QUAL
------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        S-0032055-QUAL
------------------------------------------------------------------------------------
                       Yield Plus                             S-0032727-QUAL
------------------------------------------------------------------------------------
                       S&P 500 Index                          S-0032841-QUAL
------------------------------------------------------------------------------------
                       Small Cap                              S-0032842-QUAL
------------------------------------------------------------------------------------
                       Matrix Equity                          S-0032843-QUAL
------------------------------------------------------------------------------------
                       US Treasury Money Market               S-0032728-QUAL
------------------------------------------------------------------------------------
                       Intermediate                           S-0035878-QUAL
------------------------------------------------------------------------------------
                       Growth and Income                      S-0035877-QUAL
------------------------------------------------------------------------------------
                       Prime Money Market                     S-0038468-QUAL
------------------------------------------------------------------------------------
                       Emerging Markets                       S-0038467-QUAL
------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        S-0041515-QUAL
------------------------------------------------------------------------------------
                       Active International                   S-0044972-QUAL
------------------------------------------------------------------------------------
                       Bond Market                            S-0048186-QUAL
------------------------------------------------------------------------------------
                       Life Solutions Growth                  S-0054603-QUAL
------------------------------------------------------------------------------------
                       Life Solutions Balanced                S-0054602-QUAL
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S-0054604-QUAL
------------------------------------------------------------------------------------
                       High Yield Bond                        S-0058213-QUAL
------------------------------------------------------------------------------------
                       International Growth Opportunities     S-0058214-QUAL
------------------------------------------------------------------------------------
                       Real Estate Equity                     S-0058215-QUAL
------------------------------------------------------------------------------------
                       Special Equity                         S-0058216-QUAL
------------------------------------------------------------------------------------
                       Aggressive Equity                      S-0060526-QUAL
------------------------------------------------------------------------------------
                       IAM SHARES Fund                        S-0062690-QUAL
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Arkansas               Money Market (A,B,C)                    93-M0042-01
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           93-M0042-02
------------------------------------------------------------------------------------
                       Yield Plus                              93-M0042-04
------------------------------------------------------------------------------------
                       S&P 500 Index                           93-M0042-08
------------------------------------------------------------------------------------
                       Small Cap                               93-M0042-07
------------------------------------------------------------------------------------
                       Matrix Equity                           93-M0042-11
------------------------------------------------------------------------------------
                       US Treasury Money Market                93-M0042-05
------------------------------------------------------------------------------------
                       Intermediate                            93-M0042-13
------------------------------------------------------------------------------------
                       Growth and Income                       93-M0042-12
------------------------------------------------------------------------------------
                       Prime Money Market                      93-M0042-09
------------------------------------------------------------------------------------
                       Emerging Markets                        93-M0042-14
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           93-M0042-10
------------------------------------------------------------------------------------
                       Active International                    93-M0042-15
------------------------------------------------------------------------------------
                       Bond Market                             93-M0042-16
------------------------------------------------------------------------------------
                       Life Solutions Growth                   97-M0485-01
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97-M0485-02
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97-M0485-03
------------------------------------------------------------------------------------
                       High Yield Bond                         93-M0042-20
------------------------------------------------------------------------------------
                       International Growth Opportunities      93-M0042-23
------------------------------------------------------------------------------------
                       Real Estate Equity                      93-M0042-21
------------------------------------------------------------------------------------
                       Special Equity                          93-M0042-22
------------------------------------------------------------------------------------
                       Aggressive Equity                       93-M0042-24
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         93-M0042-25
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
California             Fund                                    307-8535
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Colorado               Fund                                    IC92-04-732
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Connecticut            Money Market (A,B,C)                    SI23492
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           SI23496
------------------------------------------------------------------------------------
                       Yield Plus                              SI20250
------------------------------------------------------------------------------------
                       S&P 500 Index                           SI23493
------------------------------------------------------------------------------------
                       Small Cap                               SI23494
------------------------------------------------------------------------------------
                       Matrix Equity                           SI23491
------------------------------------------------------------------------------------
                       US Treasury Money Market                SI23332
------------------------------------------------------------------------------------
                       Intermediate                            SI26418
------------------------------------------------------------------------------------
                       Growth and Income                       SI26417
------------------------------------------------------------------------------------
                       Prime Money Market                      SI28814
------------------------------------------------------------------------------------
                       Emerging Markets                        SI28813
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           SI31659
------------------------------------------------------------------------------------
                       Active International                    SI33594
------------------------------------------------------------------------------------
                       Bond Market                             SI37760
------------------------------------------------------------------------------------
                       Life Solutions Growth                   SI43497
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 SI43495
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        SI43496
------------------------------------------------------------------------------------
                       High Yield Bond                         SI46697
------------------------------------------------------------------------------------
                       International Growth Opportunities      SI46700
------------------------------------------------------------------------------------
                       Real Estate Equity                      SI46698
------------------------------------------------------------------------------------
                       Special Equity                          SI46699
------------------------------------------------------------------------------------
                       Aggressive Equity                       SI48687
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         1001738
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Delaware               Money Market (A,B,C)                    None
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
------------------------------------------------------------------------------------
                       Yield Plus                              None
------------------------------------------------------------------------------------
                       S&P 500 Index                           None
------------------------------------------------------------------------------------
                       Small Cap                               None
------------------------------------------------------------------------------------
                       Matrix Equity                           None
------------------------------------------------------------------------------------
                       US Treasury Money Market                None
------------------------------------------------------------------------------------
                       Intermediate                            None
------------------------------------------------------------------------------------
                       Growth and Income                       None
------------------------------------------------------------------------------------
                       Prime Money Market                      None
------------------------------------------------------------------------------------
                       Emerging Markets                        None
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
------------------------------------------------------------------------------------
                       Active International                    3277
------------------------------------------------------------------------------------
                       Bond Market                             None
------------------------------------------------------------------------------------
                       Life Solutions Growth                   5081
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 5080
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        5082
------------------------------------------------------------------------------------
                       High Yield Bond                         None
------------------------------------------------------------------------------------
                       International Growth Opportunities      28431
------------------------------------------------------------------------------------
                       Real Estate Equity                      None
------------------------------------------------------------------------------------
                       Special Equity                          None
------------------------------------------------------------------------------------
                       Aggressive Equity                       None
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
District of Columbia   Fund                                    None
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Florida                Fund                                    32439(8)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Georgia                Fund                                    56901420
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Hawaii                 Fund                                    None
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Idaho                  Money Market (A, B, C)                  41645
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           43070
------------------------------------------------------------------------------------
                       Yield Plus                              42382
------------------------------------------------------------------------------------
                       S&P 500 Index                           43170
------------------------------------------------------------------------------------
                       Small Cap                               42065
------------------------------------------------------------------------------------
                       Matrix Equity                           43169
------------------------------------------------------------------------------------
                       US Treasury Money Market                43072
------------------------------------------------------------------------------------
                       Intermediate                            43808
------------------------------------------------------------------------------------
                       Growth and Income                       43809
------------------------------------------------------------------------------------
                       Prime Money Market                      44407
------------------------------------------------------------------------------------
                       Emerging Markets                        44408
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           45101
------------------------------------------------------------------------------------
                       Active International                    45869
------------------------------------------------------------------------------------
                       Bond Market                             46553
------------------------------------------------------------------------------------
                       Life Solutions Growth                   48057
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 48056
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        48055
------------------------------------------------------------------------------------
                       High Yield Bond                         49264
------------------------------------------------------------------------------------
                       International Growth Opportunities      49265
------------------------------------------------------------------------------------
                       Real Estate Equity                      49266
------------------------------------------------------------------------------------
                       Special Equity                          49267
------------------------------------------------------------------------------------
                       Aggressive Equity                       50027
------------------------------------------------------------------------------------
                       IAM SHARES Fund
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Illinois               Fund                                    9942157
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Indiana                Fund                                    93-0052-IC
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Iowa                   Money Market - Class A                 I-29044
------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        I-29033
------------------------------------------------------------------------------------
                       Yield Plus                             I-29035
------------------------------------------------------------------------------------
                       S&P 500 Index                          I-29064
------------------------------------------------------------------------------------
                       Small Cap                              I-29063
------------------------------------------------------------------------------------
                       Matrix Equity                          I-29026
------------------------------------------------------------------------------------
                       US Treasury Money Market               I-29036
------------------------------------------------------------------------------------
                       Intermediate                           I-30192
------------------------------------------------------------------------------------
                       Growth and Income                      I-30191
------------------------------------------------------------------------------------
                       Prime Money Market                     I-31256
------------------------------------------------------------------------------------
                       Emerging Markets                       I-31255
------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        I-32665
------------------------------------------------------------------------------------
                       Active International                   I-34356
------------------------------------------------------------------------------------
                       Bond Market                            I-35588
------------------------------------------------------------------------------------
                       Life Solutions Growth                  I-38684
------------------------------------------------------------------------------------
                       Life Solutions Balanced                I-38685
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       I-38683
------------------------------------------------------------------------------------
                       High Yield Bond                        I-41327
------------------------------------------------------------------------------------
                       International Growth Opportunities     I-41325
------------------------------------------------------------------------------------
                       Real Estate Equity                     I-41326
------------------------------------------------------------------------------------
                       Special Equity                         I-41324
------------------------------------------------------------------------------------
                       Aggressive Equity                      I-42836
------------------------------------------------------------------------------------
                       IAM SHARES Fund                        I-44279
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Kansas                 Money Market (A,B,C)                    92S0001049
------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           92S0001050
------------------------------------------------------------------------------------
                       Yield Plus                              93S0000570
------------------------------------------------------------------------------------
                       S&P 500 Index                           92S0000453
------------------------------------------------------------------------------------
                       Small Cap                               92S0000454
------------------------------------------------------------------------------------
                       Matrix Equity                           92S0000452
------------------------------------------------------------------------------------
                       US Treasury Money Market                93S0001078
------------------------------------------------------------------------------------
                       Intermediate                            94S0000152
------------------------------------------------------------------------------------
                       Growth and Income                       94S0000156
------------------------------------------------------------------------------------
                       Prime Money Market                      94S0001076
------------------------------------------------------------------------------------
                       Emerging Markets                        94S0000913
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           95S0000233
------------------------------------------------------------------------------------
                       Active International                    95S0001220
------------------------------------------------------------------------------------
                       Bond Market                             95S0000884
------------------------------------------------------------------------------------
                       Life Solutions Growth                   97S0001373
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97S0001372
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97S0001374
------------------------------------------------------------------------------------
                       High Yield Bond                         98S0001257
------------------------------------------------------------------------------------
                       International Growth Opportunities      98S0001258
------------------------------------------------------------------------------------
                       Real Estate Equity                      98S0001259
------------------------------------------------------------------------------------
                       Special Equity                          98S0001260
------------------------------------------------------------------------------------
                       Aggressive Equity                       99S0000539
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         199920001226
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
------------------------------------------------------------------------------------
Kentucky               Money Market - Class A                 M30763
------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        M32201
------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             M30880
------------------------------------------------------------------------------------
                       S&P 500 Index                          M29033
------------------------------------------------------------------------------------
                       Small Cap                              M31242
------------------------------------------------------------------------------------
                       US Treasury Money Market               M33346
------------------------------------------------------------------------------------
                       Prime Money Market                     M28986
------------------------------------------------------------------------------------
                       Emerging Markets                       M30197
------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        M30882
------------------------------------------------------------------------------------
                       Combined Prospectus                    M35944
------------------------------------------------------------------------------------
                       IAM SHARES Fund                        M36830
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Louisiana              Money Market - Class A                 56446
------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        53545
------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             51876
------------------------------------------------------------------------------------
                       S&P 500 Index                          60060
------------------------------------------------------------------------------------
                       Small Cap                              53543
------------------------------------------------------------------------------------
                       US Treasury Money Market               53544
------------------------------------------------------------------------------------
                       Prime Money Market                     60065
------------------------------------------------------------------------------------
                       Emerging Markets                       54411
------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)          52268
------------------------------------------------------------------------------------
                       Combined Prospectus                    60402
------------------------------------------------------------------------------------
                       IAM SHARES Fund
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Maine                  Money Market - Class A                  MF-R-98-10703
------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         MF-98-2209
------------------------------------------------------------------------------------
                       Yield Plus                              MF-R-98-3448
------------------------------------------------------------------------------------
                       S&P 500 Index                           98-9106
------------------------------------------------------------------------------------
                       Small Cap                               98-9105
------------------------------------------------------------------------------------
                       Matrix Equity                           98-9104
------------------------------------------------------------------------------------
                       US Treasury Money Market                97-5744
------------------------------------------------------------------------------------
                       Intermediate                            98-767
------------------------------------------------------------------------------------
                       Growth and Income                       98-768
------------------------------------------------------------------------------------
                       Prime Money Market                      MF-R-98-7647
------------------------------------------------------------------------------------
                       Emerging Markets                        MF-R-98-7645
------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         98-1670
------------------------------------------------------------------------------------
                       Active International                    98-8220
------------------------------------------------------------------------------------
                       Bond Market                             MF-R-98-7646
------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF-R98-11749
------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF-R98-11750
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF-R98-11748
------------------------------------------------------------------------------------
                       High Yield Bond                         MF-98-11093
------------------------------------------------------------------------------------
                       International Growth Opportunities      MF-98-11091
------------------------------------------------------------------------------------
                       Real Estate Equity                      MF-98-11094
------------------------------------------------------------------------------------
                       Special Equity                          MF-98-11092
------------------------------------------------------------------------------------
                       Aggressive Equity                       MF-99-4712
------------------------------------------------------------------------------------
                       IAM SHARES Fund                         MF-R-99-12773
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
------------------------------------------------------------------------------------
Maryland               Money Market - Class A                 SM913346
------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        SM910864
------------------------------------------------------------------------------------
                       Yield Plus                             SM921219
------------------------------------------------------------------------------------
                       S&P 500 Index                          SM913736
------------------------------------------------------------------------------------
                       Small Cap                              SM913737
------------------------------------------------------------------------------------
                       Matrix Equity                          SM913738
------------------------------------------------------------------------------------
                       US Treasury Money Market               SM930132
------------------------------------------------------------------------------------
                       Intermediate                           SM931004
------------------------------------------------------------------------------------
                       Growth and Income                      SM931001
------------------------------------------------------------------------------------
                       Prime Money Market                     SM940108
------------------------------------------------------------------------------------
                       Emerging Markets                       SM940107
------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        SM941527
------------------------------------------------------------------------------------
                       Active International                   SM950683
------------------------------------------------------------------------------------
                       Bond Market                            SM960196
------------------------------------------------------------------------------------
                       Life Solutions Growth                  SM970819
------------------------------------------------------------------------------------
                       Life Solutions Balanced                SM970818
------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       SM970820
------------------------------------------------------------------------------------
                       High Yield Bond                        SM980956
------------------------------------------------------------------------------------
                       International Growth Opportunities     SM980954
------------------------------------------------------------------------------------
                       Real Estate Equity                     SM980955
------------------------------------------------------------------------------------
                       Special Equity                         SM980953
------------------------------------------------------------------------------------
                       Aggressive Equity                      SM982528
------------------------------------------------------------------------------------
                       IAM SHARES Fund                        SM991073
------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------
Massachusetts          Money Market - Class A                  95-7806
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         95-7805
----------------------------------------------------------------------------------------
                       Yield Plus                              95-7804
----------------------------------------------------------------------------------------
                       S&P 500 Index                           95-7803
----------------------------------------------------------------------------------------
                       Small Cap                               95-7802
----------------------------------------------------------------------------------------
                       Matrix Equity                           95-7801
----------------------------------------------------------------------------------------
                       US Treasury Money Market                95-7800
----------------------------------------------------------------------------------------
                       Intermediate                            95-7799
----------------------------------------------------------------------------------------
                       Growth and Income                       95-7798
----------------------------------------------------------------------------------------
                       Prime Money Market                      95-7797
----------------------------------------------------------------------------------------
                       Emerging Markets                        95-7796
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         95-7795
----------------------------------------------------------------------------------------
                       Active International                    95-7794
----------------------------------------------------------------------------------------
                       Bond Market                             95-9626-M
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
----------------------------------------------------------------------------------------
                       High Yield Bond                         None
----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
----------------------------------------------------------------------------------------
                       Special Equity                          None
----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------
Michigan               Money Market - Class A                  273512
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         271637
----------------------------------------------------------------------------------------
                       Yield Plus                              270943
----------------------------------------------------------------------------------------
                       S&P 500 Index                           271635
----------------------------------------------------------------------------------------
                       Small Cap                               271638
----------------------------------------------------------------------------------------
                       Matrix Equity                           271636
----------------------------------------------------------------------------------------
                       US Treasury Money Market                272799
----------------------------------------------------------------------------------------
                       Intermediate                            270117
----------------------------------------------------------------------------------------
                       Growth and Income                       270118
----------------------------------------------------------------------------------------
                       Prime Money Market                      272533
----------------------------------------------------------------------------------------
                       Emerging Markets                        272534
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         270530
----------------------------------------------------------------------------------------
                       Active International                    269417
----------------------------------------------------------------------------------------
                       Bond Market                             272683
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   275627
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 275628
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        275629
----------------------------------------------------------------------------------------
                       High Yield Bond                         277057
----------------------------------------------------------------------------------------
                       International Growth Opportunities      277058
----------------------------------------------------------------------------------------
                       Real Estate Equity                      277056
----------------------------------------------------------------------------------------
                       Special Equity                          277059
----------------------------------------------------------------------------------------
                       Aggressive Equity                       277764
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         278458
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------
Minnesota              Fund                                   R-34811
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Mississippi            Money Market - Class A                 MF-93-01-162
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        MF-93-01-161
----------------------------------------------------------------------------------------
                       Yield Plus                             MF-93-01-173
----------------------------------------------------------------------------------------
                       S&P 500 Index                          MF-93-02-044
----------------------------------------------------------------------------------------
                       Small Cap                              MF-93-02-045
----------------------------------------------------------------------------------------
                       Matrix Equity                          MF-93-02-043
----------------------------------------------------------------------------------------
                       US Treasury Money Market               MF-93-01-159
----------------------------------------------------------------------------------------
                       Intermediate                           MF-93-08-055
----------------------------------------------------------------------------------------
                       Growth and Income                      MF-93-08-054
----------------------------------------------------------------------------------------
                       Prime Money Market                     MF-94-01-180
----------------------------------------------------------------------------------------
                       Emerging Markets                       MF-94-01-179
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        MF-94-08-198
----------------------------------------------------------------------------------------
                       Active International                   MF-95-06-021
----------------------------------------------------------------------------------------
                       Bond Market                            MF-96-01-179
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  MF-97-05-219
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                MF-97-05-220
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       MF97-05-221
----------------------------------------------------------------------------------------
                       High Yield Bond                        MF98-04-177
----------------------------------------------------------------------------------------
                       International Growth Opportunities     MF98-04-176
----------------------------------------------------------------------------------------
                       Real Estate Equity                     MF98-04-172
----------------------------------------------------------------------------------------
                       Special Equity                         MF98-04-175
----------------------------------------------------------------------------------------
                       Aggressive Equity                      MF98-11-199
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        MF99-05-067
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Missouri               Money Market (A,B,C)                    93-00093
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Yield Plus
-----------------------------------------------------------------------------------------
                       S&P 500 Index
-----------------------------------------------------------------------------------------
                       Small Cap
-----------------------------------------------------------------------------------------
                       Matrix Equity
-----------------------------------------------------------------------------------------
                       US Treasury Money Market
-----------------------------------------------------------------------------------------
                       Intermediate
-----------------------------------------------------------------------------------------
                       Growth & Income
-----------------------------------------------------------------------------------------
                       Prime Money Market
-----------------------------------------------------------------------------------------
                       Emerging Markets
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Active International
-----------------------------------------------------------------------------------------
                       Bond Market
-----------------------------------------------------------------------------------------
                       Life Solutions Growth
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
-----------------------------------------------------------------------------------------
                       High Yield Bond
-----------------------------------------------------------------------------------------
                       International Growth Opportunities
-----------------------------------------------------------------------------------------
                       Real Estate Equity
-----------------------------------------------------------------------------------------
                       Special Equity
-----------------------------------------------------------------------------------------
                       Aggressive Equity
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund
-----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Montana                Money Market - Class A                 029570
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        029574
----------------------------------------------------------------------------------------
                       Yield Plus                             029577
----------------------------------------------------------------------------------------
                       S&P 500 Index                          029571
----------------------------------------------------------------------------------------
                       Small Cap                              029572
----------------------------------------------------------------------------------------
                       Matrix Equity                          029569
----------------------------------------------------------------------------------------
                       US Treasury Money Market               029575
----------------------------------------------------------------------------------------
                       Intermediate                           029568
----------------------------------------------------------------------------------------
                       Growth & Income                        027942
----------------------------------------------------------------------------------------
                       Prime Money Market                     029765
----------------------------------------------------------------------------------------
                       Emerging Markets                       029764
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         32056
----------------------------------------------------------------------------------------
                       Active International                    33390
----------------------------------------------------------------------------------------
                       Bond Market                             38759
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   37049
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 37048
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        37050
----------------------------------------------------------------------------------------
                       High Yield Bond                         39094
----------------------------------------------------------------------------------------
                       International Growth Opportunities      39028
----------------------------------------------------------------------------------------
                       Real Estate Equity                      39029
----------------------------------------------------------------------------------------
                       Special Equity                          39030
----------------------------------------------------------------------------------------
                       Aggressive Equity                       40261
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         41320
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Nebraska               Money Market - Class A                 040936
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        040937
----------------------------------------------------------------------------------------
                       Yield Plus                             040939
----------------------------------------------------------------------------------------
                       S&P 500 Index                          040945
----------------------------------------------------------------------------------------
                       Small Cap                              040946
----------------------------------------------------------------------------------------
                       Matrix Equity                          040947
----------------------------------------------------------------------------------------
                       US Treasury Money Market               040938
----------------------------------------------------------------------------------------
                       Intermediate                           33443
----------------------------------------------------------------------------------------
                       Growth & Income                        33442
----------------------------------------------------------------------------------------
                       Prime Money Market                     039335
----------------------------------------------------------------------------------------
                       Emerging Markets                       039334
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        35998
----------------------------------------------------------------------------------------
                       Active International                   28967
----------------------------------------------------------------------------------------
                       Bond Market                            039435
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  28991
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                28990
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       28992
----------------------------------------------------------------------------------------
                       High Yield Bond                        25271
----------------------------------------------------------------------------------------
                       International Growth Opportunities     25272
----------------------------------------------------------------------------------------
                       Real Estate Equity                     25273
----------------------------------------------------------------------------------------
                       Special Equity                         25274
----------------------------------------------------------------------------------------
                       Aggressive Equity                      34091
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        041458
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Nevada                 Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
-----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
New Hampshire          Money Market - Class A                 None
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        None
----------------------------------------------------------------------------------------
                       Yield Plus                             None
----------------------------------------------------------------------------------------
                       S&P 500 Index                          None
----------------------------------------------------------------------------------------
                       Small Cap                              None
----------------------------------------------------------------------------------------
                       Matrix Equity                          None
----------------------------------------------------------------------------------------
                       US Treasury Money Market               None
----------------------------------------------------------------------------------------
                       Intermediate                           None
----------------------------------------------------------------------------------------
                       Growth and Income                      None
----------------------------------------------------------------------------------------
                       Prime Money Market                     None
----------------------------------------------------------------------------------------
                       Emerging Markets                       None
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        None
----------------------------------------------------------------------------------------
                       Active International                   None
----------------------------------------------------------------------------------------
                       Bond Market                            None
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       None
----------------------------------------------------------------------------------------
                       High Yield Bond                        None
----------------------------------------------------------------------------------------
                       International Growth Opportunities     None
----------------------------------------------------------------------------------------
                       Real Estate Equity                     None
----------------------------------------------------------------------------------------
                       Special Equity                         None
----------------------------------------------------------------------------------------
                       Aggressive Equity                      None
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        None
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

New Jersey             Fund                                   None
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------
New Mexico             Money Market - Class A                 682787
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        682793
----------------------------------------------------------------------------------------
                       Yield Plus                             682795
----------------------------------------------------------------------------------------
                       S&P 500 Index                          682790
----------------------------------------------------------------------------------------
                       Small Cap                              682791
----------------------------------------------------------------------------------------
                       Matrix Equity                          682788
----------------------------------------------------------------------------------------
                       US Treasury Money Market               682794
----------------------------------------------------------------------------------------
                       Intermediate                           682783
----------------------------------------------------------------------------------------
                       Growth and Income                      682782
----------------------------------------------------------------------------------------
                       Prime Money Market                     682789
----------------------------------------------------------------------------------------
                       Emerging Markets                       682781
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        682792
----------------------------------------------------------------------------------------
                       Active International                   682779
----------------------------------------------------------------------------------------
                       Bond Market                            682780
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  682785
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                682784
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       682786
----------------------------------------------------------------------------------------
                       High Yield Bond                        984885
----------------------------------------------------------------------------------------
                       International Growth Opportunities     984887
----------------------------------------------------------------------------------------
                       Real Estate Equity                     984886
----------------------------------------------------------------------------------------
                       Special Equity                         984888
----------------------------------------------------------------------------------------
                       Aggressive Equity                      684122
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        996490
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
New York               Money Market (A,B,C)                    24-43-64
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           S25-66-08
-----------------------------------------------------------------------------------------
                       Yield Plus                              S26-15-69
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           S25-92-17
-----------------------------------------------------------------------------------------
                       Small Cap                               S25-92-16
-----------------------------------------------------------------------------------------
                       Matrix Equity                           S25-92-15
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                S26-27-11
-----------------------------------------------------------------------------------------
                       Intermediate                            S26-46-64
-----------------------------------------------------------------------------------------
                       Growth and Income                       S26-46-65
-----------------------------------------------------------------------------------------
                       Prime Money Market                      S26-64-40
-----------------------------------------------------------------------------------------
                       Emerging Markets                        S26-64-41
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           S26-86-90
-----------------------------------------------------------------------------------------
                       Active International                    S25-92-14
-----------------------------------------------------------------------------------------
                       Bond Market                             S27-39-43
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   S27-96-58
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 S27-96-57
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        S27-96-56
-----------------------------------------------------------------------------------------
                       High Yield Bond                         S28-33-41
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      S28-33-40
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      S28-33-38
-----------------------------------------------------------------------------------------
                       Special Equity                          S28-33-39
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       S28-57-17
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
North Carolina         Fund                                   1499
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

North Dakota           Money Market - Class A                 I165
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        I167
----------------------------------------------------------------------------------------
                       Yield Plus                             I170
----------------------------------------------------------------------------------------
                       S&P 500 Index                          I291
----------------------------------------------------------------------------------------
                       Small Cap                              I292
----------------------------------------------------------------------------------------
                       Matrix Equity                          I290
----------------------------------------------------------------------------------------
                       US Treasury Money Market               I168
----------------------------------------------------------------------------------------
                       Intermediate                           J148
----------------------------------------------------------------------------------------
                       Growth and Income                      J147
----------------------------------------------------------------------------------------
                       Prime Money Market                     K037
----------------------------------------------------------------------------------------
                       Emerging Markets                       K036
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        L228
----------------------------------------------------------------------------------------
                       Active International                   M686
----------------------------------------------------------------------------------------
                       Bond Market                            N952
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  S913
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                S912
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S914
----------------------------------------------------------------------------------------
                       High Yield Bond                        V449
----------------------------------------------------------------------------------------
                       International Growth Opportunities     V450
----------------------------------------------------------------------------------------
                       Real Estate Equity                     V451
----------------------------------------------------------------------------------------
                       Special Equity                         V452
----------------------------------------------------------------------------------------
                       Aggressive Equity                      17433
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        Y396
----------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
----------------------------------------------------------------------------------------
Ohio                   Money Market - Class A                 12593
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        17339
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             11882
----------------------------------------------------------------------------------------
                       S&P 500 Index                          17338
----------------------------------------------------------------------------------------
                       Small Cap                              18661
----------------------------------------------------------------------------------------
                       Matrix Equity                          12591
----------------------------------------------------------------------------------------
                       US Treasury Money Market               14220
----------------------------------------------------------------------------------------
                       Combined Prospectus                    17037
----------------------------------------------------------------------------------------
                       Prime Money Market                     14219
----------------------------------------------------------------------------------------
                       Emerging Markets                       14217
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        16649
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        18703
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Oklahoma               Money Market - Class A                 SE-355597
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        I-463996
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             SE-365197
----------------------------------------------------------------------------------------
                       S&P 500 Index                          I-169297
----------------------------------------------------------------------------------------
                       Small Cap                              I-464096
----------------------------------------------------------------------------------------
                       US Treasury Money Market               I-480596
----------------------------------------------------------------------------------------
                       Prime Money Market                     SE-105797
----------------------------------------------------------------------------------------
                       Emerging Markets                       I-138197
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        I-397097
----------------------------------------------------------------------------------------
                       Combined Prospectus                    SE-2001530
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        SE-2002788
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Oregon                 Money Market - Class A                 94-0764
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        95-1214
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             94-0936
----------------------------------------------------------------------------------------
                       S&P 500 Index                          93-0203
----------------------------------------------------------------------------------------
                       Small Cap                              95-0019
----------------------------------------------------------------------------------------
                       Combined Prospectus                    93-0204
----------------------------------------------------------------------------------------
                       US Treasury Money Market               96-1289
----------------------------------------------------------------------------------------
                       Prime Money Market                     94-0307
----------------------------------------------------------------------------------------
                       Emerging Markets                       94-0221
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        94-1013
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        99-0550
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Pennsylvania           Fund                                   88-01-021MF
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
Puerto Rico            Small Cap                              S-17906
----------------------------------------------------------------------------------------
                       S&P 500                                S-18094
----------------------------------------------------------------------------------------
                       Emerging Markets                       S-18289
----------------------------------------------------------------------------------------
                       Money Market - Class A                 [State to issue]
----------------------------------------------------------------------------------------
                       US Govt. Money Market-Class A          S-20935
----------------------------------------------------------------------------------------
                       Yield Plus                             S-20949
----------------------------------------------------------------------------------------
                       Matrix Equity                          S-21043
----------------------------------------------------------------------------------------
                       US Treasury Money Market               S-20952
----------------------------------------------------------------------------------------
                       Intermediate                           S-20943
----------------------------------------------------------------------------------------
                       Growth and Income                      S-20951
----------------------------------------------------------------------------------------
                       Prime Money Market                     S-20953
----------------------------------------------------------------------------------------
                       Tax Free Money Market--Class A         S-20942
----------------------------------------------------------------------------------------
                       Active International                   S-20948
----------------------------------------------------------------------------------------
                       Bond Market                            S-20946
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  S-20937
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                S-20939
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       S-20936
----------------------------------------------------------------------------------------
                       High Yield Bond                        S-20944
----------------------------------------------------------------------------------------
                       International Growth Opportunities     S-20945
----------------------------------------------------------------------------------------
                       Real Estate Equity                     S-20941
----------------------------------------------------------------------------------------
                       Special Equity                         S-20940
----------------------------------------------------------------------------------------
                       Aggressive Equity                      S-20947
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        S-20950
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
Rhode Island           Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
South Carolina         Money Market (A,B,C)                    MF7203
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           MF7202
-----------------------------------------------------------------------------------------
                       Yield Plus                              MF7200
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           MF7281
-----------------------------------------------------------------------------------------
                       Small Cap                               MF7282
-----------------------------------------------------------------------------------------
                       Matrix Equity                           MF7280
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                MF7269
-----------------------------------------------------------------------------------------
                       Intermediate                            MF7697
-----------------------------------------------------------------------------------------
                       Growth and Income                       MF7696
-----------------------------------------------------------------------------------------
                       Prime Money Market                      MF8212
-----------------------------------------------------------------------------------------
                       Emerging Markets                        MF8211
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           MF8724
-----------------------------------------------------------------------------------------
                       Active International                    MF9257
-----------------------------------------------------------------------------------------
                       Bond Market                             MF9694
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF10746
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF10748
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF10747
-----------------------------------------------------------------------------------------
                       High Yield Bond                         MF11481
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF11483
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF11482
-----------------------------------------------------------------------------------------
                       Special Equity                          MF11484
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF11913
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         MF12256
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
South Dakota           Money Market - Class A                 3135
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        3133
----------------------------------------------------------------------------------------
                       Yield Plus                             3138
----------------------------------------------------------------------------------------
                       S&P 500 Index                          3162
----------------------------------------------------------------------------------------
                       Small Cap                              3161
----------------------------------------------------------------------------------------
                       Matrix Equity                          3160
----------------------------------------------------------------------------------------
                       US Treasury Money Market               3136
----------------------------------------------------------------------------------------
                       Intermediate                           3650
----------------------------------------------------------------------------------------
                       Growth and Income                      3651
----------------------------------------------------------------------------------------
                       Prime Money Market                     99-9429
----------------------------------------------------------------------------------------
                       Emerging Markets                       99-9470
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        5037
----------------------------------------------------------------------------------------
                       Active International                   99-13866
----------------------------------------------------------------------------------------
                       Bond Market                            99-9469
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  99-13843
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                99-13845
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       99-13844
----------------------------------------------------------------------------------------
                       High Yield Bond                        99-11961
----------------------------------------------------------------------------------------
                       International Growth Opportunities     99-11962
----------------------------------------------------------------------------------------
                       Real Estate Equity                     99-11959
----------------------------------------------------------------------------------------
                       Special Equity                         99-11960
----------------------------------------------------------------------------------------
                       Aggressive Equity                      17433
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        18956
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Tennessee              Money Market - Class A                 RM98-4271
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A
----------------------------------------------------------------------------------------
                       Yield Plus
----------------------------------------------------------------------------------------
                       S&P 500 Index
----------------------------------------------------------------------------------------
                       Small Cap
----------------------------------------------------------------------------------------
                       Matrix Equity
----------------------------------------------------------------------------------------
                       US Treasury Money Market
----------------------------------------------------------------------------------------
                       Intermediate
----------------------------------------------------------------------------------------
                       Growth and Income
----------------------------------------------------------------------------------------
                       Prime Money Market
----------------------------------------------------------------------------------------
                       Emerging Markets
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A
----------------------------------------------------------------------------------------
                       Active International
----------------------------------------------------------------------------------------
                       Bond Market
----------------------------------------------------------------------------------------
                       Life Solutions Growth
----------------------------------------------------------------------------------------
                       Life Solutions Balanced
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
----------------------------------------------------------------------------------------
                       High Yield Bond
----------------------------------------------------------------------------------------
                       International Growth Opportunities
----------------------------------------------------------------------------------------
                       Real Estate Equity
----------------------------------------------------------------------------------------
                       Special Equity
----------------------------------------------------------------------------------------
                       Aggressive Equity                      M98-4524
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        M99-1511
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
Texas                  Money Market - Class A                 C-42002
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        C-42004
----------------------------------------------------------------------------------------
                       Yield Plus                             C-42007
----------------------------------------------------------------------------------------
                       S&P 500 Index                          C-42082
----------------------------------------------------------------------------------------
                       Small Cap                              C-42083
----------------------------------------------------------------------------------------
                       Matrix Equity                          C-42081
----------------------------------------------------------------------------------------
                       US Treasury Money Market               C-42005
----------------------------------------------------------------------------------------
                       Intermediate                           C-43231
----------------------------------------------------------------------------------------
                       Growth and Income                      C-43230
----------------------------------------------------------------------------------------
                       Prime Money Market                     C-44423
----------------------------------------------------------------------------------------
                       Emerging Markets                       C-44422
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        C-46065
----------------------------------------------------------------------------------------
                       Active International                   C-47910
----------------------------------------------------------------------------------------
                       Bond Market                            C-49466
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  C-53028
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                C-53027
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       C-53029
----------------------------------------------------------------------------------------
                       High Yield Bond                        C-55902
----------------------------------------------------------------------------------------
                       International Growth Opportunities     C-55903
----------------------------------------------------------------------------------------
                       Real Estate Equity                     C-55904
----------------------------------------------------------------------------------------
                       Special Equity                         C-55905
----------------------------------------------------------------------------------------
                       Aggressive Equity                      C-57637
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        C-59265
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Utah                   Money Market - Class A                 B00096057
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A        B00072917
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                             B00075647
----------------------------------------------------------------------------------------
                       S&P 500 Index                          B000102466
----------------------------------------------------------------------------------------
                       Small Cap                              B00098839
----------------------------------------------------------------------------------------
                       US Treasury Money Market               B00094302
----------------------------------------------------------------------------------------
                       Prime Money Market                     B000102479
----------------------------------------------------------------------------------------
                       Emerging Markets                       B00108524
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        B00080301
----------------------------------------------------------------------------------------
                       Active International                   B00064857
----------------------------------------------------------------------------------------
                       Combined Prospectus                    B00102453
----------------------------------------------------------------------------------------
                       IAM SHARES Fund
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
Vermont                Money Market - Class A                 5/01/92-02
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        1/26/93-08
----------------------------------------------------------------------------------------
                       Yield Plus                             9/29/92-02
----------------------------------------------------------------------------------------
                       S&P 500 Index                          2/09/93-04
----------------------------------------------------------------------------------------
                       Small Cap                              2/09/93-05
----------------------------------------------------------------------------------------
                       Matrix Equity                          2/09/93-06
----------------------------------------------------------------------------------------
                       US Treasury Money Market               1/26/93-10
----------------------------------------------------------------------------------------
                       Intermediate                           8/11/93-14
----------------------------------------------------------------------------------------
                       Growth and Income                      8/11/93-15
----------------------------------------------------------------------------------------
                       Prime Money Market                     1/24/94-02
----------------------------------------------------------------------------------------
                       Emerging Markets                       1/24/94-01
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        8/31/94-09
----------------------------------------------------------------------------------------
                       Active International                   4/14/95-19
----------------------------------------------------------------------------------------
                       Bond Market                            1/31/96-05
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  6/06/97-12
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                6/06/97-11
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       6/06/97-13
----------------------------------------------------------------------------------------
                       High Yield Bond                        4/21/98-54
----------------------------------------------------------------------------------------
                       International Growth Opportunities     4/21/98-53
----------------------------------------------------------------------------------------
                       Real Estate Equity                     4/21/98-51
----------------------------------------------------------------------------------------
                       Special Equity                         4/21/98-52
----------------------------------------------------------------------------------------
                       Aggressive Equity                      11/17/98-22
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        5/17/99-15
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Virginia               Fund                                   1358
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Washington             Money Market - Class A                 C-34574
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        C-35744
----------------------------------------------------------------------------------------
                       Yield Plus                             C-35107
----------------------------------------------------------------------------------------
                       S&P 500 Index                          C-35821
----------------------------------------------------------------------------------------
                       Small Cap                              C-35822
----------------------------------------------------------------------------------------
                       Matrix Equity                          C-34573
----------------------------------------------------------------------------------------
                       US Treasury Money Market               C-35746
----------------------------------------------------------------------------------------
                       Intermediate                           C-36892
----------------------------------------------------------------------------------------
                       Growth and Income                      C-36893
----------------------------------------------------------------------------------------
                       Prime Money Market                     C-37875
----------------------------------------------------------------------------------------
                       Emerging Markets                       C-37876
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        C-39498
----------------------------------------------------------------------------------------
                       Active International                   C-51417
----------------------------------------------------------------------------------------
                       Bond Market                            C-52770
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  C-56114
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                C-56120
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       C-56119
----------------------------------------------------------------------------------------
                       High Yield Bond                        C-58802
----------------------------------------------------------------------------------------
                       International Growth Opportunities     C-58803
----------------------------------------------------------------------------------------
                       Real Estate Equity                     C-58800
----------------------------------------------------------------------------------------
                       Special Equity                         C-58801
----------------------------------------------------------------------------------------
                       Aggressive Equity                      C-60428
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        C-61886
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
West Virginia          Fund (A,B,C)                            BC30515
                       (except as noted below)
-----------------------------------------------------------------------------------------
                       Intermediate                            BC30517
-----------------------------------------------------------------------------------------
                       Growth and Income                       BC30516
-----------------------------------------------------------------------------------------
                       Prime Money Market                      BC30518
-----------------------------------------------------------------------------------------
                       Emerging Markets                        BC30514
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           BC30519
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF22391
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF22390
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF22380
-----------------------------------------------------------------------------------------
                       High Yield Bond                         MF-31739
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF-31779
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF-31781
-----------------------------------------------------------------------------------------
                       Special Equity                          MF-31780
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF-33586
-----------------------------------------------------------------------------------------
                       IAM SHARES Fund                         MF35069
-----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
State                  Fund/Portfolio                         File No.
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Wisconsin              Money Market - Class A                 272542-03
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A        272543-03
----------------------------------------------------------------------------------------
                       Yield Plus                             272545-03
----------------------------------------------------------------------------------------
                       S&P 500 Index                          273218-03
----------------------------------------------------------------------------------------
                       Small Cap                              273217-03
----------------------------------------------------------------------------------------
                       Matrix Equity                          273219-03
----------------------------------------------------------------------------------------
                       US Treasury Money Market               272546-03
----------------------------------------------------------------------------------------
                       Intermediate                           278542-03
----------------------------------------------------------------------------------------
                       Growth and Income                      278543-03
----------------------------------------------------------------------------------------
                       Prime Money Market                     283893-03
----------------------------------------------------------------------------------------
                       Emerging Markets                       283892-03
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A        291513-03
----------------------------------------------------------------------------------------
                       Active International                   302790-03
----------------------------------------------------------------------------------------
                       Bond Market                            311189-03
----------------------------------------------------------------------------------------
                       Life Solutions Growth                  332642-03
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                332641-03
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth       332640-03
----------------------------------------------------------------------------------------
                       High Yield Bond                        348154-03
----------------------------------------------------------------------------------------
                       International Growth Opportunities     348155-03
----------------------------------------------------------------------------------------
                       Real Estate Equity                     348153-03
----------------------------------------------------------------------------------------
                       Special Equity                         348152-03
----------------------------------------------------------------------------------------
                       Aggressive Equity                      357135-03
----------------------------------------------------------------------------------------
                       IAM SHARES Fund                        368573-03
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Wyoming                Fund                                   17712
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------

To the Board of Trustees of SSgA Funds:

We have examined management's assertion about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund (formerly Real Estate Equity Fund), International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of both July 30, 1999 and August 31, 1999, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our July 30, 1999, examination was made without prior notice to the Funds. Included among our procedures were the following tests performed as of both July 30, 1999 and August 31, 1999, and with respect to the test of selected security purchases and sales, for the period from February 26, 1999 (date of our first examination) through July 30, 1999, and the period from July 30, 1999 (date of our last examination) through August 31, 1999:

 .   Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

 .   Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

 .   Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;

 .   Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company {Boston} and State Street Bank & Trust Company {London});

 .   Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records;
    and

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

 .   Test of selected security purchases and security sales or maturities since our first examination from the books and records of the Funds to broker confirmations.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of both July 30, 1999 and August 31, 1999, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of SSgA Funds and the Securities and Exchange Commission and should not be used for any other purpose.



Boston, Massachusetts               PricewaterhouseCoopers LLP
October 11, 1999

                          [LETTERHEAD OF SSGA FUNDS]


             Management Statement Regarding Compliance With Certain
             ------------------------------------------------------
                Provisions of the Investment Company Act of 1940
                ------------------------------------------------

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund (formerly Real Estate Equity Fund), International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed evaluations of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 30, 1999 and from February 26, 1999 (date of first examination) through July 30, 1999 and as of August 31, 1999 and from July 30, 1999 (date of last examination) through August 31, 1999.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of both July 30, 1999 and August 31, 1999 and from February 26, 1999 (date of first examination) through July 30, 1999, and from July 30, 1999 (date of last examination) through August 31, 1999 with respect to securities reflected in the investment accounts of the Funds.

Very truly yours,
SSgA Funds

/s/ Lynn L. Anderson
__________________________________
Lynn L. Anderson
President


/s/ Mark E. Swanson
__________________________________
Mark E. Swanson
Assistant Treasurer and
Principal Accounting Officer

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